[David Vance Lucas letterhead]

May 12, 2005

Intergraph Corporation
One Madison Industrial Park
Huntsville, Alabama  35894

            Re:            Registration Statement on Form S-8

Ladies & Gentlemen:

              I have acted as your counsel in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") relating to the Intergraph Corporation 2005 Employee Stock Purchase Plan (the "Plan") filed by you with the Securities and Exchange Commission covering an aggregate of 1,000,000 shares (the "Shares") of common stock, $0.10 par value, issuable pursuant to the Plan.

              In so acting I have examined and relied upon such records, documents, and other instruments as in my judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

              Based on the foregoing, I am of the opinion that the Shares, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid, and non-assessable.

              I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ David Vance Lucas